Exhibit 20

                          BOWLES FLUIDICS CORPORATION
              6625 Dobbin Road, Columbia, Maryland 21045-4707 USA
              Phone: 410-381-0400               Fax: 410-381-2718



                                                         September 10, 1996



TO THE STOCKHOLDERS OF BOWLES FLUIDICS CORPORATION:


Net sales rose and net income decreased compared to last year's third quarter. A larger volume of washer and defroster nozzle shipments more than made up for a 40% decrease of tooling sales to produce a 9% increase in net sales.

But charges related to planned transition of our automotive sales force from independent representatives to BFC employees and the increase in research and development expenses committed to new products have contributed to a decrease in net income.

A significant part of this development effort is the AC outlet program, for which prototype parts will be delivered to one automotive customer this fall as scheduled.

The QS-9000 pre-assessment has been completed and the audit for registration has been scheduled for late September.

It is expected that the present and planned production capacity should be satisfactory to meet anticipated demands including additional market penetration and new product deliveries. Cash flow from operations and available cash should provide the funds needed for future product development, capital expenditures, and working capital requirements.

                                                     Sincerely,



                                                     Ronald Stouffer
                                                     President

RS:lto
Enclosure

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


BOWLES FLUIDICS CORPORATION                                           EXHIBIT 20
- --------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                                 Three Months Ended                    Nine Months Ended
                                                            July 27, 1996    July 29, 1995       July 27, 1996    July 29, 1995
                                                            -------------    -------------       -------------    -------------
Net Sales                                                    $4,101,894        $3,757,758         $13,339,251      $12,370,195
Cost of Sales                                                 2,905,128         2,548,980           8,839,888        7,998,362
Selling, General and Administrative Expenses                    987,879           578,291           2,819,659        1,854,611
Research and Development Costs                                  275,838           156,859             854,844          462,071
Interest Expense and Other (Income) and Expense, Net            (13,029)          (18,051)            (44,859)         (38,607)
                                                             ----------        ----------         -----------      -----------

Income/(Loss) before Taxes                                   $  (53,922)       $  493,679         $   869,719      $ 2,093,758

Provision for Taxes                                             (35,148)          182,371             297,688          782,120
                                                             ----------        ----------         -----------      -----------

Net Income/(Loss)                                            $  (18,774)       $  311,308         $   572,031      $ 1,311,638
                                                             ==========        ==========         ===========      ===========

Net Income per Share
    Primary                                                  $        -        $     0.02         $      0.04      $      0.10
    Fully Diluted                                            $        -        $     0.02         $      0.03      $      0.08

- -------------------------------------------------------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEETS

                                                       Unaudited           Audited
                                                     July 27, 1996     October 28, 1995
Assets
     Cash and Cash Equivalents                         $1,307,280         $  676,981
     Investments Available for Sale                       767,951            679,513
     Accounts Receivable                                2,102,342          2,761,394
     Inventories                                        1,664,664          1,899,346
     Other Current Assets                                 455,455            306,974
                                                       ----------         ----------

           Total Current Assets                         6,297,692          6,324,208

     Property, Plant and Equipment, Net                 3,180,976          2,821,804
     Other Assets                                         353,546            146,434
                                                       ----------         ----------

           Total Assets                                $9,832,214         $9,292,446
                                                       ==========         ==========

Liabilities and Stockholders' Equity
     Accounts Payable--Trade                           $  596,443         $  995,421
     Accrued Expenses and Other Liabilities               988,366            852,121
     Income Taxes Payable                                       -            111,441
     Current Portion of Long-Term Debt                          -             68,857
                                                       ----------         ----------

           Total Current Liabilities                    1,584,809          2,027,840

     Long-Term Debt                                             -            202,811
     Other Liabilities and Deferred Income Taxes        1,101,467            431,904
                                                       ----------         ----------

           Total Liabilities                            2,686,276          2,662,555
                                                       ----------         ----------

     8% Convertible Preferred Stock                       933,080            933,080
     Common Stock                                       1,261,001          1,261,001
     Additional Paid-in Capital                         2,726,583          2,726,583
     Retained Earnings                                  2,225,274          1,709,227
                                                       ----------         ----------

           Stockholders' Equity                         7,145,938          6,629,891
                                                       ----------         ----------

           Total Liabilities and Stockholders' Equity  $9,832,214         $9,292,446
                                                       ==========         ==========


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

BOWLES FLUIDICS CORPORATION
PART II.  OTHER INFORMATION

Item 6.       (b)     Reports on Form 8-K

July 23, 1996

         Item 1. It is with regret that we inform the stockholders of Bowles Fluidics Corporation of the death of William Ewing, Jr., on Friday, June 28, 1996. As a result of the death of William Ewing, Jr., control of the corporation has passed to William Ewing III, who, as Trustee of various Ewing family trusts, controls the votes of more than 50% of the outstanding shares.

         Item 5. By formal action of the Board at their meeting today William Ewing III, was unanimously elected Chairman of the Board to fill the vacancy left by his father's death.

                  In addition, Julian Lazrus, the Vice Chairman of the Board, resigned from the Board.

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

                                   FORM 10-Q

                          BOWLES FLUIDICS CORPORATION

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      BOWLES FLUIDICS CORPORATION





Date _______________                  By ________________________
                                           Ronald D. Stouffer
                                           President





Date _______________                  By ________________________
                                           David A. Quinn
                                           Vice President-Finance

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